Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747
www.timberlandbank.com

Timberland Bancorp EPS Increases 16% Year-Over-Year to $0.36 for Third Fiscal Quarter of 2016
  Year-to-Date EPS Increases 38% to $1.05
  Quarterly Dividend Increases 13%
HOQUIAM, WA – July 26, 2016 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $2.55 million, or $0.36 per diluted common share, for its third fiscal quarter ended June 30, 2016.  This compares to net income of $2.16 million, or $0.31 per diluted common share, for the quarter ended June 30, 2015 and net income of $2.38 million, or $0.34 per diluted common share, for the quarter ended March 31, 2016.

For the first nine months of fiscal 2016, Timberland’s net income increased 40% to $7.46 million from the $5.34 million reported for the first nine months of fiscal 2015 and earnings per diluted common share increased 38% to $1.05 for the first nine months of fiscal 2016 from the $0.76 reported for the first nine months of fiscal 2015.

Timberland’s Board of Directors also approved a 13% increase in the quarterly cash dividend to $0.09 per common share, payable on August 26, 2016 to shareholders of record on August 12, 2016.

“For the fifth consecutive quarter Timberland has recorded a return on equity (“ROE”) exceeding 10% and a return on assets (“ROA”) exceeding 1%,” reported Michael R. Sand, President and CEO.  “Continued strong loan growth combined with above peer non-interest income and effective expense controls have resulted in an increase in the Company’s ROE and ROA to 10.96% and 1.20%, respectively, for the quarter ended June 30, 2016.  Based on the Company’s strong and consistent profitability, Timberland’s Board declared a 13% increase in its dividend to $0.09 per share.  We continue to look forward to the December 2016 maturity of the first of three $15 million FHLB advances that will mature during our next fiscal year.  We plan to pay off the December advance which will reduce our monthly interest expense by, on average, $54,000 per month.  Paying off this advance will positively and materially contribute to the Company’s already strong net interest margin.  In the aggregate the three advances maturing in our next fiscal year require interest payments of $1.85 million annually.  Their maturities in December of 2016, August of 2017 and September of 2017 will significantly reduce the Company’s interest expense.”

Third Fiscal Quarter 2016 Highlights (at or for the period ended June 30, 2016, compared to June 30, 2015, or March 31, 2016):
  EPS for the current quarter increased 16% to $0.36 from $0.31 for the comparable quarter one year ago;
  EPS for the first nine months of fiscal 2016 increased 38% to $1.05 from $0.76 for the first nine months of fiscal 2015;
  Net income for the first nine months of fiscal 2016 increased 40% to $7.46 million from $5.34 million for the first nine months of fiscal 2015;
  Return on average equity increased to 10.96% for the current quarter;
  Return on average assets increased to 1.20% for the current quarter;
  Operating revenue increased 9% to $10.37 million from $9.51 million for the comparable quarter one year ago;
  Net interest margin remained strong at 3.83% for the current quarter;
  Non-interest income increased 9% from the prior quarter;
  Net loans receivable increased 4% from the prior quarter and 9% year-over-year;

Timberland Fiscal Q3 2016 Earnings
July 26, 2016

  Non-performing assets decreased 54% year-over-year and decreased 12% from the prior quarter and are now at 1.01% of total assets;
  OREO and other repossessed assets decreased 41% year-over-year and decreased 13% from the prior quarter; and
  Book and tangible book values per common share increased to $13.61 and $12.80, respectively, at June 30, 2016.
Operating Results

Operating revenue (net interest income before provision for loan losses, plus non-interest income excluding gains or losses on the sale of investment securities and other than temporary impairment [“OTTI”] charges on investment securities) increased 9% to $10.37 million for the current quarter from $9.51 million for the comparable quarter one year ago and increased 2% from $10.21 million for the preceding quarter.  Operating revenue increased 14% to $30.81 million for the first nine months of fiscal 2016 from $27.07 million for the comparable period one year ago.

Net interest income increased 9% to $7.62 million from $6.98 million for the comparable quarter one year ago and decreased by less than 1% from the $7.67 million recorded for the preceding quarter.   The net interest margin for the current quarter was 3.83% compared to 3.92% for the preceding quarter and 3.88% for the comparable quarter one year ago.  The net interest margin was increased by approximately two basis points during the current quarter due to the collection of $34,000 of non-accrual interest.  The net interest margin was increased during the preceding quarter by approximately 12 basis points due to the collection of $189,000 in pre-payment penalties and $46,000 of non-accrual interest.  For the first nine months of fiscal 2016, net interest income increased 14% to $23.00 million from $20.25 million for the first nine months of fiscal 2015. Timberland’s net interest margin for the first nine months of fiscal 2016 increased to 3.91% from 3.81% for the first nine months of fiscal 2015.

Non-interest income increased 9% to $2.75 million for the quarter ended June 30, 2016, from $2.51 million for the preceding quarter and $2.52 million for the quarter one year ago.  The increase in non-interest income for the current quarter compared to the preceding quarter was primarily due to increased debit card interchange transaction fees, increased service charges on deposits and an increase in the gain on sale of loans.  During the current quarter, service charges on deposits totaled $989,000, ATM and debit card interchange transaction fees increased to $778,000 and gain on sale of loans totaled $443,000.  Fiscal year-to-date non-interest income increased 13% to $7.78 million from $6.86 million for the first nine months of fiscal 2015.

Total operating (non-interest) expenses decreased 1% to $6.57 million for the third fiscal quarter, from $6.63 million for the preceding quarter and increased 6% from $6.22 million for the comparable quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily due to a decrease in OREO and other repossessed asset expense and a decrease in salaries and employee benefits expense, which were partially offset by an increase in professional fee expense.  The efficiency ratio for the current quarter improved to 63.37% from 65.09% for the preceding quarter and from 65.43% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 3% to $19.68 million from $19.15 million for the first nine months of fiscal 2015.  The efficiency ratio for the first nine months of fiscal 2016 improved to 63.93% from 70.62% for the first nine months of fiscal 2015.

The provision for income taxes increased $75,000 to $1.25 million for the quarter ended June 30, 2016, from $1.18 million for the preceding quarter, primarily due to higher income before income taxes.  The effective tax rate was 32.9% for the current quarter compared to 33.1% for the quarter ended March 31, 2016.

Balance Sheet Management

Total assets increased $6.18 million, or 1%, to $858.14 million at June 30, 2016, from $851.96 million at March 31, 2016.  The increase was primarily due to a $24.52 million increase in net loans receivable and a $3.30 million increase in loans held for sale. These increases were partially offset by a $20.86 million decrease in total cash and cash equivalents as excess liquidity was used to fund loan growth.

Liquidity, as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities, was 18.7% of total liabilities at June 30, 2016, compared to 21.6% at March 31, 2016 and 17.7% one year ago.

Timberland Fiscal Q3 2016 Earnings
July 26, 2016

Net loans receivable increased $24.52 million, or 4%, to $647.37 million at June 30, 2016, from $622.85 million at March 31, 2016. The increase was primarily due to an $18.78 million increase in custom and owner/builder construction loans, a $9.01 million increase in multi-family loans, a $4.07 million increase in commercial real estate loans, a $1.88 million increase in speculative one-to-four family construction loans and a $1.34 million increase in home equity and second mortgage loans. These increases were partially offset by a $6.70 million increase in the undisbursed portion of construction loans in process, a $2.48 million decrease in multi-family construction loans and a $1.06 million decrease in commercial construction loans.

LOAN PORTFOLIO

($ in thousands)	June 30, 2016		March 31, 2016		June 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$117,055	17%	$117,465	17%	$107,349	16%
Multi-family	51,672	7	42,666	6	50,587	8
Commercial	294,887	42	290,817	43	293,438	44
Construction - custom and
owner/builder	88,593	12	69,817	10	62,579	9
Construction - speculative one-to four-family	8,261	1	6,384	1	5,205	1
Construction - commercial	21,427	3	22,487	3	18,924	3
Construction - multi-family	18,090	3	20,570	3	22,970	4
Land	24,076	3	24,322	4	27,495	4
Total mortgage loans	624,061	88	594,528	87	588,547	89

Consumer loans:
Home equity and second
mortgage	38,482	5	37,144	5	35,040	5
Other	4,490	1	4,380	1	4,711	1
Total consumer loans	42,972	6	41,524	6	39,751	6

Commercial business loans	43,571	6	43,355	7	36,288	5
Total loans	710,604	100%	679,407	100%	664,586	100%
Less:
Undisbursed portion of
construction loans in
process	(51,163)		(44,465)		(57,674)
Deferred loan origination
fees	(2,233)		(2,048)		(2,069)
Allowance for loan losses	(9,842)		(10,043)		(10,467)
Total loans receivable, net	$647,366		$622,851		$594,376

_______________________
(a)	Does not include one- to four family loans held for sale totaling $4,885, $1,584 and $3,835 at June 30, 2016, March 31, 2016 and June 30, 2015, respectively.

Timberland originated $88.81 million in loans during the quarter ended June 30, 2016, compared to $59.58 million for the preceding quarter and $101.27 million for the comparable quarter one year ago.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  During the quarter ended June 30, 2016, fixed-rate one- to four-family mortgage loans totaling $14.19 million were sold compared to $13.94 million for the preceding quarter and $16.53 million for the comparable quarter one year ago.

Timberland’s investment securities decreased slightly during the quarter to $8.98 million at June 30, 2016, from $9.11 million at March 31, 2016, primarily due to scheduled amortization.

Timberland Fiscal Q3 2016 Earnings
July 26, 2016

DEPOSIT BREAKDOWN ($ in thousands)
	June 30, 2016		March 31, 2016		June 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$149,575	21%	$148,980	21%	$122,133	19%
N.O.W. checking	189,475	26	188,108	27	168,773	26
Savings	119,576	17	115,461	16	104,774	16
Money market	100,914	14	100,903	14	94,529	14
Money market – brokered	7,032	1	7,591	1	8,521	1
Certificates of deposit under $100	79,283	11	81,350	11	87,590	13
Certificates of deposit $100 and over	66,354	9	66,448	9	65,202	10
Certificates of deposit – brokered	3,172	1	3,197	1	3,196	1
Total deposits	$715,381	100%	$712,038	100%	$654,718	100%

Total deposits increased $3.34 million to $715.38 million at June 30, 2016, from $712.04 million at March 31, 2016.  The increase was primarily due to a $4.12 million increase in savings account balances, a $1.37 million increase in N.O.W. checking account balances and a $595,000 increase in non-interest bearing checking account balances.  These increases were partially offset by a $2.19 million decrease in certificates of deposit account balances and a $548,000 decrease in money market account balances.

Shareholders’ Equity

Total shareholders’ equity increased $2.19 million to $94.45 million at June 30, 2016, from $92.26 million at March 31, 2016.  The increase in shareholders’ equity was primarily due to net income of $2.55 million for the quarter, which was partially offset by dividend payments of $555,000 to shareholders.  Book value per share increased $0.30 to $13.61 and tangible book value per share increased $0.31 to $12.80 at June 30, 2016.  Timberland did not repurchase shares of its common stock during the quarter and had 221,893 shares authorized to be purchased on its existing stock repurchase plan at June 30, 2016.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 15.45%, a Tier 1 leverage capital ratio of 10.68% and a tangible capital to tangible assets ratio of 10.42% at June 30, 2016.

There was no provision for loan losses made for the quarters ended June 30, 2016, March 31, 2016 and June 30, 2015.  Net charge-offs totaled $201,000 for the current quarter compared to a net recovery of $154,000 for the quarter ended March 31, 2016 and a net recovery of $85,000 for the quarter ended June 30, 2015.  The non-performing assets to total assets ratio improved to 1.01% at June 30, 2016 from 1.16% three months earlier and 2.36% one year ago.  The allowance for loan losses was 1.50% of loans receivable at June 30, 2016.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 63% to $4.01 million at June 30, 2016, from $10.83 million one year ago and increased 9% from $3.67 million at March 31, 2016.  Non-accrual loans decreased 13% to $2.96 million at June 30, 2016, from $3.39 million at March 31, 2016 and decreased 68% from $9.13 million at June 30, 2015.

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July 26, 2016

NON-ACCRUAL LOANS	June 30, 2016		March 31, 2016		June 30, 2015
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$1,236	9	$1,365	11	$3,141	17
Multi-family	--	--	--	--	760	1
Commercial	808	2	1,129	3	462	2
Construction	--	--	--	--	157	1
Land	444	3	451	3	4,200	5
Total mortgage loans	2,488	14	2,945	17	8,720	26

Consumer loans:
Home equity and second
mortgage	436	7	413	7	374	6
Other	31	1	33	1	36	1
Total consumer loans	467	8	446	8	410	7
Total loans	$2,955	22	$3,391	25	$9,130	33

OREO and other repossessed assets decreased 41% to $4.76 million at June 30, 2016, from $8.06 million at June 30, 2015 and decreased 13% from $5.46 million at March 31, 2016.  At June 30, 2016, the OREO and other repossessed asset portfolio consisted of 26 individual real estate properties and one mobile home.  During the quarter ended June 30, 2016, five OREO properties totaling $849,000 were sold for a net gain of $34,000.

OREO and OTHER REPOSSESSED ASSETS	June 30, 2016		March 31, 2016		June 30, 2015
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$1,382	7	$1,645	7	$2,434	8
Commercial	648	3	446	2	2,041	4
Land	2,665	16	3,300	18	3,521	21
Mobile home	67	1	67	1	67	1
Total	$4,762	27	$5,458	28	$8,063	34

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number

Timberland Fiscal Q3 2016 Earnings
July 26, 2016

of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q3 2016 Earnings
July 26, 2016

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,
(unaudited)	2016	2016	2015
Interest and dividend income
Loans receivable	$8,257	$8,306	$7,756
Investment securities	70	74	59
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	22	39	7
Interest bearing deposits in banks	247	231	125
Total interest and dividend income	8,596	8,650	7,947

Interest expense
Deposits	508	507	492
FHLB advances	472	472	471
Total interest expense	980	979	963
Net interest income	7,616	7,671	6,984

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	7,616	7,671	6,984

Non-interest income
OTTI on investment securities, net	(4)	(23)	(4)
Service charges on deposits	989	937	899
ATM and debit card interchange transaction fees	778	710	691
Gain on sale of loans, net	443	393	514
Bank owned life insurance (“BOLI”) net earnings	137	137	133
Servicing income (loss) on loans sold	60	55	(1)
Other	346	304	291
Total non-interest income, net	2,749	2,513	2,523

Non-interest expense
Salaries and employee benefits	3,397	3,466	3,196
Premises and equipment	774	771	763
Gain on disposition of premises and equipment, net	--	--	(299)
Advertising	192	193	169
OREO and other repossessed assets, net	123	195	193
ATM and debit card processing	337	331	336
Postage and courier	98	110	104
State and local taxes	141	138	189
Professional fees	202	117	207
FDIC insurance	100	127	142
Other insurance	33	33	28
Loan administration and foreclosure	92	95	88
Data processing and telecommunications	470	474	449
Deposit operations	232	234	220
Other	377	345	435
Total non-interest expense	6,568	6,629	6,220

(Statement continued on following page)

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	Three Months Ended
	June 30,	March 31,	June 30,
	2016	2016	2015
Income before income taxes	$3,797	$3,555	$3,287
Provision for income taxes	1,250	1,175	1,128
Net income	$2,547	$2,380	$2,159

Net income per common share:
Basic	$0.37	$0.35	$0.31
Diluted	0.36	0.34	0.31

Weighted average common shares outstanding:
Basic	6,822,608	6,846,527	6,902,067
Diluted	7,111,199	7,080,005	7,071,221

Timberland Fiscal Q3 2016 Earnings
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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts)	June 30,	June 30,
(unaudited)	2016	2015
Interest and dividend income
Loans receivable	$24,992	$22,617
Investment securities	213	179
Dividends from mutual funds and FHLB stock	83	21
Interest bearing deposits in banks	649	343
Total interest and dividend income	25,937	23,160

Interest expense
Deposits	1,520	1,496
FHLB advances	1,420	1,411
Total interest expense	2,940	2,907
Net interest income	22,997	20,253
Provision for loan losses	--	--
Net interest income after provision for loan losses	22,997	20,253

Non-interest income
OTTI on investment securities, net	(28)	(5)
Gain on sale of investment securities, net	--	45
Service charges on deposits	2,898	2,635
ATM and debit card interchange transaction fees	2,187	1,964
Gain on sale of loans, net	1,230	1,098
BOLI net earnings	409	401
Servicing income (loss) on loans sold	180	(40)
Other	904	762
Total non-interest income, net	7,780	6,860

Non-interest expense
Salaries and employee benefits	10,333	9,877
Premises and equipment	2,305	2,239
Gain on disposition of premises and equipment, net	--	(299)
Advertising	590	529
OREO and other repossessed asset, net	561	617
ATM and debit card processing	990	929
Postage and courier	309	322
State and local taxes	410	426
Professional fees	449	606
FDIC insurance	334	449
Other insurance	98	103
Loan administration and foreclosure	216	207
Data processing and telecommunications	1,394	1,299
Deposit operations	638	615
Other	1,048	1,228
Total non-interest expense	19,675	19,147

(Statement continued on following page)

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	Nine Months Ended
	June 30,	June 30,
	2016	2015
Income before income taxes	$11,102	$7,966
Provision for income taxes	3,647	2,629
Net income	$7,455	$5,337

Net income per common share:
Basic	$1.09	$0.77
Diluted	1.05	0.76

Weighted average common shares outstanding:
Basic	6,846,373	6,897,381
Diluted	7,091,661	7,068,821

Timberland Fiscal Q3 2016 Earnings
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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2016	2016	2015
Assets
Cash and due from financial institutions	$16,394	$17,121	$13,800
Interest-bearing deposits in banks	72,779	92,908	62,373
Total cash and cash equivalents	89,173	110,029	76,173

Certificates of deposit (“CDs”) held for investment, at cost	52,435	52,524	47,053
Investment securities:
Held to maturity, at amortized cost	7,618	7,743	8,018
Available for sale, at fair value	1,363	1,365	1,401
FHLB stock	2,804	2,804	2,699
Loans held for sale	4,885	1,584	3,835

Loans receivable	657,208	632,894	604,843
Less: Allowance for loan losses	(9,842)	(10,043)	(10,467)
Net loans receivable	647,366	622,851	594,376

Premises and equipment, net	16,224	16,355	17,083
OREO and other repossessed assets, net	4,762	5,458	8,063
BOLI	18,580	18,443	18,034
Accrued interest receivable	2,270	2,232	2,132
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,516	1,488	1,469
Other assets	3,493	3,436	3,801
Total assets	$858,139	$851,962	$789,787

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$149,575	$148,980	$122,133
Deposits: Interest-bearing	565,806	563,058	532,585
Total deposits	715,381	712,038	654,718

FHLB advances	45,000	45,000	45,000
Other liabilities and accrued expenses	3,306	2,662	2,779
Total liabilities	763,687	759,700	702,497

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,053,636 shares issued and outstanding – June 30, 2015 6,933,068 shares issued and outstanding – March 31, 2016 6,939,068 shares issued and outstanding – June 30, 2016	9,818	9,698	10,948
Unearned shares issued to Employee Stock Ownership Plan (“ESOP”)	(728)	(793)	(992)
Retained earnings	85,635	83,643	77,673
Accumulated other comprehensive loss	(273)	(286)	(339)
Total shareholders’ equity	94,452	92,262	87,290
Total liabilities and shareholders’ equity	$858,139	$851,962	$789,787

Timberland Fiscal Q3 2016 Earnings
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KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2016	2016	2015
PERFORMANCE RATIOS:
Return on average assets (a)	1.20%	1.13%	1.11%
Return on average equity (a)	10.96%	10.42%	10.03%
Net interest margin (a)	3.83%	3.92%	3.88%
Efficiency ratio	63.37%	65.09%	65.43%

	Nine Months Ended
	June 30,		June 30,
	2016		2015
PERFORMANCE RATIOS:
Return on average assets	1.18%		0.93%
Return on average equity	10.88%		8.40%
Net interest margin	3.91%		3.81%
Efficiency ratio	63.93%		70.62%

	June 30,	March 31,	June 30,
	2016	2016	2015
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,955	$3,391	$9,130
Loans past due 90 days and still accruing	135	135	488
Non-performing investment securities	789	868	979
OREO and other repossessed assets	4,762	5,458	8,063
Total non-performing assets (b)	$8,641	$9,852	$18,660

Non-performing assets to total assets (b)	1.01%	1.16%	2.36%
Net charge-offs (recoveries) during quarter	$201	$(154)	$(85)
Allowance for loan losses to non-accrual loans	333%	296%	115%
Allowance for loan losses to loans receivable (c)	1.50%	1.59%	1.73%
Troubled debt restructured loans on accrual status (d)	$7,677	$7,923	$12,392

CAPITAL RATIOS:
Tier 1 leverage capital	10.68%	10.56%	10.77%
Tier 1 risk-based capital	14.20%	14.21%	13.76%
Common equity Tier 1 risk-based capital	14.20%	14.21%	13.76%
Total risk-based capital	15.45%	15.46%	15.01%
Tangible capital to tangible assets (e)	10.42%	10.23%	10.41%

BOOK VALUES:
Book value per common share	$13.61	$13.31	$12.38
Tangible book value per common share (e)	12.80	12.49	11.57

__________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $530, $531 and $1,356 reported as non-accrual loans at June 30, 2016, March 31, 2016 and June 30, 2015, respectively.
(e)  Calculation subtracts goodwill from the equity component and from assets.

Timberland Fiscal Q3 2016 Earnings
July 26, 2016

AVERAGE BALANCES, YIELDS AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2016		March 31, 2016		June 30, 2015
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans and loans held for sale	$647,781	5.10%	$631,708	5.26%	$600,740	5.16%
Investment securities and FHLB Stock	11,860	3.10%	11,844	3.82%	12,276	2.15%
Interest-bearing deposits and CD's	136,724	0.73%	139,732	0.66%	107,295	0.47%
Total interest-bearing assets	796,365	4.32%	783,284	4.42%	720,311	4.41%
Other assets	55,926		57,072		57,130
Total assets	$852,291		$840,356		$777,441

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$187,836	0.24%	$184,414	0.24%	$167,003	0.27%
Money market accounts	105,884	0.32%	105,670	0.30%	95,341	0.30%
Savings accounts	116,818	0.05%	112,064	0.05%	104,306	0.05%
Certificates of deposit accounts	149,713	0.79%	151,837	0.80%	158,990	0.74%
Total interest-bearing deposits	560,251	0.36%	553,985	0.37%	525,640	0.38%
FHLB advances	45,000	4.22%	45,000	4.22%	45,000	4.20%
Total interest-bearing liabilities	605,251	0.65%	598,985	0.66%	570,640	0.68%

Non-interest-bearing demand deposits	150,331		146,581		117,505
Other liabilities	3,750		3,455		3,203
Shareholders' equity	92,959		91,335		86,093
Total liabilities and shareholders' equity	$852,291		$840,356		$777,441

Net interest income and spread		3.67%		3.76%		3.73%
Net interest margin (1)		3.83%		3.92%		3.88%
Average interest-bearing assets to
average interest-bearing liabilities	131.58%		130.77%		126.23%
______________________________________
(1)Net interest margin = annualized net interest income /average interest-bearing assets

Timberland Fiscal Q3 2016 Earnings
July 26, 2016

AVERAGE BALANCES, YIELDS AND RATES – YEAR TO DATE
($ in thousands)
(unaudited)

	For the Nine Months Ended
	June 30, 2016		June 30, 2015
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans and loans held for sale	$634,981	5.25%	$591,483	5.10%
Investment securities and FHLB Stock	11,887	3.31%	12,460	2.14%
Interest-bearing deposits and CD's	136,681	0.63%	103,937	0.44%
Total interest-bearing assets	783,549	4.41%	707,880	4.36%
Other assets	57,079		58,424
Total assets	$840,628		$766,304

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$183,938	0.25%	$163,917	0.27%
Money market accounts	105,307	0.31%	92,750	0.28%
Savings accounts	113,069	0.05%	100,636	0.05%
Certificates of deposit accounts	151,813	0.78%	161,486	0.77%
Total interest-bearing deposits	554,127	0.37%	518,789	0.39%
FHLB advances	45,000	4.22%	45,000	4.19%
Total interest-bearing liabilities	599,127	0.66%	563,789	0.69%

Non-interest-bearing demand deposits	146,466		114,883
Other liabilities	3,661		2,961
Shareholders' equity	91,374		84,671
Total liabilities and shareholders' equity	$840,628		$766,304

Net interest income and spread		3.76%		3.67%
Net interest margin (1)		3.91%		3.81%
Average interest-bearing assets to
average interest-bearing liabilities	130.78%		125.56%
_______________________________________
(1)Net interest margin = annualized net interest income /average interest-bearing assets